UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MINERVA NEUROSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MINERVA NEUROSCIENCES, INC.

1601 Trapelo Road

Suite 284

Waltham, MA 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 17, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MINERVA NEUROSCIENCES, INC., a Delaware corporation, referred to as the Company. The meeting will be held on Wednesday June 17, 2015 at 8:00 a.m. local time at the offices of Cooley LLP, 500 Boylston Street, 14th floor, Boston, MA 02116 for the following purposes:

1.	To elect the Board of Directors’ nominees, Dr. Michèle Ollier and Mr. Nico Vandervelpen, to the Board of Directors to hold office until the 2018 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 22, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Mark S. Levine

Secretary

Waltham, Massachusetts

April 30, 2015

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

MINERVA NEUROSCIENCES, INC.

1601 Trapelo Road

Suite 284

Waltham, MA 02451

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 17, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors, or the Board, of Minerva Neurosciences, Inc., or the Company, is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting. The Notice contains instructions about how to access our proxy materials online and vote online or by telephone. All stockholders will have the ability to access the proxy materials at the website referred to in the Notice or request to receive a printed set of the proxy materials, including a proxy card. Instructions on how to request a printed copy of the proxy materials may be found in the Notice.

The Notice was mailed on April 30, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 10, 2015.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday June 17, 2015 at 8:00 a.m. local time at the offices of Cooley LLP, 500 Boylston Street, 14th floor, Boston, MA 02116. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 22, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 24,721,143 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 22, 2015 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy by returning and completing a proxy card or voting over the telephone or the internet. Whether or not you plan to attend the meeting, we urge you to vote by returning and completing a proxy card or by voting over the telephone or internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 22, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” the nominee to the Board or you may “Withhold” your vote for such nominee. For the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone or internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by returning and completing a proxy card or by voting over the telephone or internet to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that we may elect to deliver and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. eastern time on June 16, 2015 to be counted.

•	To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. eastern time on June 16, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in such notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 22, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing and returning a proxy card or voting over the telephone or the internet, or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Brokers, banks and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of various national and regional securities exchanges, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker, bank or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominee to the Board and “For” the ratification of Deloitte & Touche LLP as our registered public accounting firm for the fiscal year ended December 31, 2015. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your vote at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your vote in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may subsequently vote by telephone or through the internet.

•	You may send a timely written notice that you are revoking your vote to the Company’s Secretary at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 284, Waltham, MA 02451.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your vote.

Your most current proxy card or telephone or internet vote is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by a broker, bank or other nominee you should follow the instructions provided by your broker, bank or nominee.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 1, 2016, to the Company’s Secretary at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 284, Waltham, MA 02451, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act; provided, however, that if our 2016 Annual Meeting of Stockholders is held before May 18, 2016 or after July 18, 2016, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy materials for the 2016 Annual Meeting of Stockholders.

Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2016 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 21, 2016 nor earlier than the close of business on February 18, 2016; provided, however, if our 2016 Annual Meeting of Stockholders is not held between May 18, 2016 and July 18, 2016, to be timely, notice by the stockholder must be received not earlier than the 15th day following the day on which public announcement of the date of the 2016 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker, bank or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ended December 31, 2015,

must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 24,721,143 shares outstanding and entitled to vote. Thus, the holders of 12,360,572 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. If, at the time of filling any vacancy, the directors then in office constitute less than a majority of the whole board, upon application of any stockholder(s) holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, the Delaware Court of Chancery may order an election be held to fill such vacancies or to replace the directors chosen by the directors then in office.

The Board presently has six members. There are two directors in the class whose term of office expires on the date of the Annual Meeting. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2018 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by the Board. Each nominee has agreed to serve if elected. The Company’s management has no reason to believe that the nominee will be unable to serve.

The following is a brief biography of each nominee for re-election and each director whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

Michèle Ollier, MD, age 56, has served as a member of our Board since our inception in August 2007. Dr. Ollier is a Life Science partner at Index Ventures, a venture capital firm, whose investments are focused in information technology and life science companies, including the Index Funds, which she joined in February 2006. From January 2003 to January 2006, Dr. Ollier was Director of Investment in Life Sciences at Edmond de Rothschild Investment Partners in Paris. Prior to that, Dr. Ollier held various positions relating to strategy, development and commercialization of pharmaceutical products at several biotechnology and pharmaceutical companies, including International CNS Product Manager at Sanofi, Lipid Lowering Agents Group Director at Bristol Myers Squibb France, International Oncology Director at Rhone Poulenc Rorer/RPR Gencell and International Vice President Reproductive Health at Serono. Dr. Ollier has also served as a member of the board of directors for Aegerion Pharmaceuticals Inc., a publicly traded pharmaceutical company and various private life sciences companies. Dr. Ollier holds a medical degree from Paris-Ouest University (France). Our Board believes that Dr. Ollier’s extensive experience in evaluating and advising life sciences companies qualifies her to sit on our Board.

Nico Vandervelpen, age 40, has been a member of our Board since August 2014. Since 2007, Mr. Vandervelpen has served in a variety of capacities, including as a member of the executive management team, at Limburgse Reconversie Maatschappij NV, or LRM. Most recently, since 2013, Mr. Vandervelpen has served as the Chief Operational Officer of LRM. Prior to joining LRM, between 1998 and 2007, Mr. Vandervelpen was a senior executive at Ernst & Young. Mr. Vandervelpen serves on the board of directors of several LRM portfolio companies, including FFPharma, Apitope International, SEPS Pharma, Vesalius Biocapital, Life Sciences Development Campus and 3DDD Pharma. Mr. Vandervelpen holds a Masters degree in commercial and business engineering from Hasselt University as well as a Master in Accountancy from VLEKHO Business School — Brussels. Our Board believes that Mr. Vandervelpen’s extensive experience in finance, business consulting and project management in the healthcare and pharmaceutical industries qualifies him to serve on the Board.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Remy Luthringer, PhD, age 54, has provided services to us since July 2010, first as a consultant and then as an employee beginning in May 2014. Dr. Luthringer was named our President and Chief Executive Officer in November 2014. Dr. Luthringer has served on our Board since November 2014. Since December 2010, Dr. Luthringer has served as the Chief Medical Officer and been employed as a venture partner at Index Ventures, a venture capital firm providing investment advice to the Index Funds. Prior to that he was the Chief Executive Officer and President of the FORENAP Institute for Research in Neurosciences and Neuropsychiatry in France, from 2005 until September of 2010. He serves on the board of directors for various private medical technology and life sciences companies. Dr. Luthringer received his Ph.D. in Pharmacology and Neurosciences from University Louis Pasteur (France), a Master in Functional Explorations from University Paris VI (France), and a nursing degree in Psychiatry from Rouffach Hosptial (France). Our Board believes that Dr. Luthringer should serve on our Board due to his extensive knowledge of our business as well as his corporate vision and operational knowledge, which provide strategic guidance to our Board.

Francesco de Rubertis, PhD, age 45, has served as a member of our Board since our inception in August 2007. Dr. de Rubertis has been a Founder Partner of Index Ventures (UK) LLP, a venture capital firm since July 2009, which provides investment advice to the Index Funds. He was also a co-founder of that firm’s life sciences practice. Prior to that, from 1998 to July 2009, he served as a Senior Partner in Index Ventures, SA, in the same capacity. Dr. de Rubertis has also served and continues to serve on the boards of directors of various public and private life sciences companies, including Molecular Partners AG, Versartis Inc. and Egalet Corporation. Dr. de Rubertis received his Laurea from the University of Pavia (Italy) and a Ph.D. from the University of Geneva (Switzerland). Our Board believes that Dr. de Rubertis’ experience as a member of various boards of directors of life sciences companies combined with his historic knowledge of our company qualifies him to serve on our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Marc D. Beer, age 50, has served on our Board and as Chairman since December 2013. Since August 2010, Mr. Beer has served as Chief Executive Officer and a member of the board of directors of Aegerion Pharmaceuticals. Inc., a publicly traded pharmaceutical company. From November 2007 to August 2010, Mr. Beer served as an independent consultant and member of the board of directors for a number of private life sciences companies. From April 2000 to November 2007, he served as the President and Chief Executive Officer of ViaCell, Inc., a cellular therapy company. Prior to that, from April 1996 to 2000, he held marketing and business development roles at Genzyme Corporation, a Sanofi pharmaceutical company, most recently serving as Vice President of Global Marketing. Mr. Beer has also served as a member of the board of directors for Erytech Pharma, a publicly traded biopharmaceutical company and the Emerging Companies section of BIO, a trade organization. Mr. Beer is also chairman of the board of directors of Good Start Genetics, Inc. (a privately held molecular diagnostics company), a strategic consultant to OvaScience and a member of the Notre Dame Research and Commercialization Advisory Committee, Notre Dame Graduate Studies Research and Advisory Council and Miami University Business Advisory Council. Mr. Beer holds a B.S. from Miami University (Ohio). Our Board believes that Mr. Beer’s extensive experience in the life sciences industry and as a member of the board of directors for various life sciences companies qualifies him to serve on our Board and as our chairman.

Jan van Heek, age 65, has served on our Board since July 2014. Since 2009, Mr. van Heek has been a Principal and Partner at BioPoint Group, a business development consulting company, where he advises biotechnology and other healthcare companies in commercial strategy development, financing and business development. Prior to establishing BioPoint in 2009, Mr. van Heek spent more than 18 years at Genzyme Corporation, a Sanofi pharmaceutical company, most recently as an Executive Vice President and Senior Advisor to the chief executive officer and senior management team. Mr. van Heek is currently a board member of Amarin Corporation, a publicly traded biopharmaceutical company. He was also a board member and Chairman of the Audit Committee of ViaCell Corporation, a public company, from 2002 until it was sold to Perkin Elmer Corporation in 2007. He received an M.B.A. from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Our Board believes that Mr. van Heek’s experience in the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, qualifies him to serve as a member of our Board.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD

As required under the Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards and our Corporate Governance Guidelines: Marc Beer, Jan van Heek, Francesco de Rubertis, Michèle Ollier, and Nico Vandervelpen. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Luthringer is not considered independent because he is an executive officer of the Company.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent chair, Mr. Beer, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board chair and President and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

MEETINGS OF THE BOARD

The Board met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2014 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Remy Luthringer, PhD
Marc D. Beer	X		X	*
Jan van Heek	X	*			X
Francesco de Rubertis, PhD	X	[b]	X	[c]
Michèle Ollier, MD	X	[a]	X	[d]	X	*
Nico Vandervelpen, PhD			X

Total meetings in fiscal 2014	3		1		1

*	Committee Chairperson
a	Resigned from Audit Committee on September 23, 2014.
b	Appointed to Audit Committee on September 23, 2014.
c	Resigned from Compensation Committee on September 23, 2014.
d	Appointed to Compensation Committee on September 23, 2014.

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited consolidated financial statements and quarterly financial statements with management and the independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Mr. Beer, Mr. van Heek and Dr. de Rubertis. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.cfm.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that Messrs. Beer and van Heek are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the Nasdaq listing standards). Dr. de Rubertis is not considered an independent director in connection with his service on the audit committee. Under Nasdaq rules, we are permitted to phase in our compliance with the independent audit committee requirements set forth in Nasdaq Marketplace Rule 5605(c). Within one year of our listing on Nasdaq, we are required to have an audit committee comprised of entirely independent directors.

The Board has also determined that Mr. van Heek qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. van Heek’s level of knowledge and experience based on a number of factors, including his formal education and experience serving on the audit committee for public reporting companies. The Board has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements.

Report of the Audit Committee of the Board(1)

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2014 with the management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted,

The Audit Committee of the Board of Directors

Mr. Jan van Heek, Chair

Mr. Marc D. Beer

Dr. Francesco de Rubertis

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Beer, Dr. Ollier and Mr. Vandervelpen. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2)(A) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.cfm.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including: to establish corporate and individual performance objectives relevant to the compensation of the Company’s executive officers; to review and approve of the compensation and other terms of employment of the Company’s Chief Executive Officer and other executive officers; to review and adopt or make recommendations to the Board in respect of any employment agreements or severance or change-in-control arrangements for the Company’s Chief Executive Officer and other executive officers; to administer the Company’s incentive and equity-based compensation plans; to review and recommend to the Board a succession plan for the Company’s Chief Executive Officer and other executive officers; and to review the compensation of the Company’s non-employee directors and recommend any proposed changes to the Board.

In addition, the Board has also determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The Compensation Committee has full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Radford as compensation consultants. The Compensation Committee requested that Radford:

•	evaluate the efficacy of and assist in refining the Company’s overall compensation philosophy and practices, including the Company’s equity incentive and long term incentive plans, in supporting and reinforcing the Company’s long-term strategic goals; and

•	review executive and outside director compensation in comparison to peer data and best market practices.

As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of public companies and to perform analysis of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Radford also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the markets in which the Company competes. Radford ultimately developed broad based recommendations based on benchmarks that were presented to the Compensation Committee for its consideration, but did not make any specific recommendation for compensation levels.

In 2014, the Board formed a Non-Senior Officer Stock Option Subcommittee, currently composed of Dr. Luthringer, to which it delegated authority to grant, without any further action required by the Board or the Compensation Committee, stock options to newly hired individuals who carry titles lower than vice president up to a defined number of shares depending on the title of the employee. The purpose of this delegation of authority is to facilitate the timely grant of options to new non-senior management employees within specified limits approved by the Board. During fiscal 2014, the subcommittee exercised its authority to grant options to purchase an aggregate of 10,000 shares to new non-senior management employees.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, adjustments to the compensation of existing executives, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted by the Chief Executive Officer for the Compensation Committee’s approval. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee in consultation with the Board, which determines any adjustments to his compensation as well as equity awards to be granted. Some of the key factors the Compensation Committee considers in making pay decisions are as follows: historical compensation levels, relative position to market, internal equity, individual and company performance, strategic importance of role and retention risk, among others.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying candidates qualified to serve as directors of the Company (consistent with criteria approved by the Board), recommending to the Board candidates for election as directors, recommending to the Board the composition of each of the committees of the Board, overseeing the evaluation of the Board and its committees and developing the Company’s corporate governance policies.

The Nominating and Corporate Governance Committee is composed of two directors: Mr. van Heek and Dr. Ollier. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.cfm.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate

Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may engage, if it deems appropriate, a professional search firm to identify qualified director candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation addressed to our Corporate Secretary at 1601 Trapelo Road, Suite 284, Waltham, MA 02451.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

While the Company has not established a formal policy for stockholder communications with the Board, stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of the Company at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 284, Waltham, MA 02451.

These communications may be reviewed by one or more employees of the Company designated by the Board, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.cfm. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that the Company’s management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s financial statements since the fiscal year ended December 31, 2011. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and 2013, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2014	2013
Audit fees(1)(2)	$318,415	$257,044
Audit-related fees(3)	1,030,507	—
Tax fees	—	—
All other fees	2,000	—

Total fees	$1,350,922	$257,044

(1)	For both fiscal years ended 2014 and 2013, audit fees represent fees for audit services rendered in connection with the audit of our consolidated financial statements, as well as fees associated with reviews of documents filed with the SEC, our Annual Report on Form 10-K and our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q.
(2)	Excludes $464,800 for the audits of our consolidated financial statements for fiscal years ended 2012 and 2011.
(3)	For fiscal year ended 2014, included in audit-related fees are those fees associated with our initial public offering of our common stock completed in July 2014, including our registration statement on Form S-1 filed with the SEC and delivery of comfort letters and consents.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2014 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their ages as of March 31, 2015. Biographical information for our President and Chief Executive Officer and director, Remy Luthringer, PhD, is included above with the director biographies under the caption “Directors continuing in office until the 2016 Annual Meeting.”

Name	Age	Position
Remy Luthringer, PhD	54	President, Chief Executive Officer and Director
Geoff Race	54	Executive Vice President and Chief Financial Officer
Joseph Reilly	40	Vice President and Chief Operating Officer
Frederick Ahlholm	49	Vice President and Chief Accounting Officer
Mark Levine	42	Vice President, General Counsel and Secretary

Geoff Race has provided services to us since July 2010, first as a consultant and then as an employee beginning in May 2014. Mr. Race was named our Executive Vice President and Chief Financial Officer in March 2014. From June 2010 to November 2013, he served as the Chief Executive Officer and acting Chief Financial Officer of Funxional Therapeutics Ltd., a clinical stage pharmaceutical company which was spun out of Cambridge University, UK. Funxional Therapeutics’ lead program was sold to Boehringer Ingelheim in 2012. Prior to that he served as Chief Financial Officer of the PanGenetics Group, an antibody development company, from September 2006 to May 2010 and Chief Executive Officer from May 2010 to March 2011. PanGenetics 110 BV was sold to Abbot Laboratories in December 2009. From August 2003 to April 2006, Mr. Race served as Chief Executive Officer of CareX SA, a French biopharmaceutical company specializing in the discovery and development of drugs to treat metabolic diseases. Mr. Race was also CEO of Adprotech Ltd, a spin-out from Smithkline Beecham, from December 2000 to May 2003 and CFO of Bioprocessing Ltd, a chromatography reagent developer, from May 1997 to March 2000 which was sold to Millipore Inc. Mr. Race is a Fellow of the Institute of Chartered Management Accountants and holds an M.B.A. from Durham University Business School (UK).

Joseph Reilly has served as an employee since January 2014 and was named our Chief Operating Officer in July 2014. Prior to joining Minerva, Mr. Reilly was Vice President and Head of Commercial Strategy and Operations at Genzyme, a Sanofi pharmaceutical company, from August 2012 to December 2013. In more than a decade at Genzyme, he also served as Vice President of Global Business Operations from July 2011 to August 2012, Vice President of Commercial Operations in the Personalized Genetic Health Division from March 2010 to July 2011 and Vice President of Business Unit Finance from November 2007 to March 2010. He earned a B.S. in Finance at Boston College and his M.S. in Finance from the Wallace E. Carroll Graduate School of Management at Boston College.

Frederick Ahlholm has provided services to us since January 2014, first as a consultant and then as an employee beginning in June 2014. Mr. Ahlholm was named our Vice President and Chief Accounting Officer in July 2014. Prior to joining Minerva, from 2010 to 2013, Mr. Ahlholm served as Vice President Finance and also as Chief Accounting Officer for Amarin Corporation plc, a commercial biopharmaceutical company. Mr. Ahlholm is a CPA and earned his BBA at the University of Notre Dame.

Mark Levine has served as our Vice President and General Counsel since August 2014 and as our Secretary since September 2014. Prior to joining Minerva, Mr. Levine served as Assistant General Counsel at athenahealth, Inc. from 2011 to 2014, Associate General Counsel at Clinical Data, Inc. from 2006 to 2011, Senior Legal Counsel at Wheelabrator Technologies, Inc. from 2001 to 2006, and Associate General Counsel at Xpedior Incorporated from 2000 to 2001. Mr. Levine was also a corporate associate at Goulston & Storrs from 1998 to 2000 and a corporate associate at The Stolar Partnership from 1997 to 1998. Mr. Levine earned a B.A. in political science from Binghamton University, SUNY and a J.D. from Washington University School of Law in St. Louis.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2015 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
NAME	Shares	Percentage
Named Executive Officers and Directors:
Geoff Race(2)	397,332	1.59%
Remy Luthringer(3)	1,446,528	5.73%
Frederick Ahlholm(4)	10,000	0.04%
Rogerio Vivaldi(5)	561,339	2.22%
Marc D. Beer(6)	110,637	0.45%
Francesco de Rubertis(7)	5,690,906	22.83%
Michèle Ollier(7)	5,690,906	22.83%
Nico Vandervelpen	—	—
Jan van Heek(8)	16,034	0.06%
All executive officers and directors as a group (9 persons)	8,232,776	31.33%
Other 5% Stockholders:
Funds affiliated with Care Capital(9)	1,662,592	6.73%
Funds affiliated with Index Ventures(7)	5,690,906	22.83%
Johnson & Johnson Innovation-JJDC Inc.(10)	4,500,159	17.77%
FMR LLC and its affiliates(11)	2,765,922	11.19%
Funds affiliated with Federated Investors(12)	4,938,222	18.19%
Funds affiliated with Highland Capital Management(13)	2,431,610	9.42%
Funds affiliated with Perceptive Advisors(14)	1,621,074	6.35%
Cormorant Global Healthcare Master Fund(15)	1,752,946	6.92%

(1)	This table is based upon information supplied by officers, directors and, in the case of principal stockholders, Schedules 13D and 13G filed with the SEC or information provided by our transfer agent, Computershare Trust Company, N.A., which information may not be accurate as of April 30, 2015. The address of each executive officer and director listed on the table is c/o Minerva Neurosciences, Inc. 1601 Trapelo Road, Suite 284, Waltham, MA 02451. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the executive officers and directors named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 24,721,143 shares outstanding on April 22, 2015, adjusted as required by rules promulgated by the SEC.
(2)	Consists of (a) 206,648 shares of common stock and (b) options to purchase 190,684 shares of common stock that are exercisable within 60 days of March 31, 2015.
(3)	Consists of (a) 926,604 shares beneficially owned by Wint2felden Holding SA, a company wholly owned by Dr. Luthringer and (b) options to purchase 519,924 shares of common stock that are exercisable within 60 days of March 31, 2015.
(4)	Consists of (a) 10,000 shares of common stock.
(5)	Consists of (a) 41,667 shares of common stock and (b) options to purchase 519,672 shares of common stock that are exercisable within 60 days of March 31, 2015.
(6)	Consists of options to purchase 110,637 shares of common stock that are exercisable within 60 days of March 31, 2015.
(7)

The number of shares beneficially owned consists of (a) 950,997 shares of common stock and immediately exercisable warrants to purchase 35,376 shares of common stock held by Index Ventures III (Jersey) L.P., (b)

1,931,847 shares of common stock and immediately exercisable warrants to purchase 71,862 shares of common stock held by Index Ventures III (Delaware) L.P., (c) 34,414 shares of common stock and immediately exercisable warrants to purchase 1,280 shares of common stock held by Index Ventures III Parallel Entrepreneur Fund (Jersey), L.P., (d) 70,622 shares of common stock and immediately exercisable warrants to purchase 1,798 shares of common stock held by Yucca (Jersey) SLP, (e) 1,321,464 shares of common stock and immediately exercisable warrants to purchase 48,790 shares of common stock held by Index Ventures IV (Jersey) L.P., (f) 125,434 shares of common stock and immediately exercisable warrants to purchase 4,631 shares of common stock held by Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P., (g) 1,045,026 shares of common stock and immediately exercisable warrants to purchase 38,584 shares of common stock held by Index Ventures V (Jersey), L.P., and (h) 8,468 shares of common stock and immediately exercisable warrants to purchase 313 shares of common stock held by Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. The address of Index Ventures III (Jersey), L.P., Index Ventures III (Delaware), L.P., Index Ventures III Parallel Entrepreneur Fund (Jersey), L.P. (“Index Ventures III”); is at PO Box 641, No.1 Seaton Place St. Helier, Jersey, JE4 8YJ, Channel Islands. The address of Index Ventures IV (Jersey), L.P., Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P. (“Index Ventures IV”); Index Ventures V (Jersey), L.P., Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. (“Index Ventures V”); and Yucca (Jersey SLP) (“Yucca”) c/o Ogier Employee Benefit Services Limited; is at Ogier House, The Esplanade, Jersey, JE4 9WG, Channel Islands. Dr. Ollier is a partner of Index Ventures S.A., which provides advisory services to the foregoing funds, and Dr. de Rubertis is a partner of Index Ventures (UK) LLP, which acts as investment advisor to the foregoing funds. Each of Dr. Ollier and Dr. de Rubertis disclaims beneficial ownership of all such shares held by the foregoing funds, except to the extent of his or her respective pecuniary interest therein. This information is based solely on the information reported on the Schedule 13D/A filed on March 23, 2015 by Index Ventures III, Index Ventures IV, Index Ventures V and Yucca.
(8)	Consists of 3,333 shares of common stock and options to purchase 12,701 shares of common stock that are exercisable within 60 days of March 31, 2015.
(9)	The number of shares beneficially owned consists of (a) 1,635,284 shares of common stock held by Care Capital Investments III, LP and (b) 27,308 shares of common stock held by Care Capital Offshore Investments III, LP. The address of Care Capital is 47 Hulfish Street, Princeton, New Jersey 08542. This information is based solely on the information reported on the Schedule 13D/A filed on March 25, 2015 by Care Capital Investments III, LP and Care Capital Offshore Investments III, LP.
(10)	The number of shares beneficially owned includes 3,892,256 shares of common stock and immediately exercisable warrants to purchase 607,903 shares of common stock. The address for Johnson & Johnson Innovation-JJDC Inc. is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. This information is based solely on the information reported on the Form 4 filed on March 17, 2015 by Johnson & Johnson Innovation-JJDC Inc.
(11)	Consists of 2,765,922 shares of common stock. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02110. This information is based solely on the information reported on the Schedule 13G/A filed by FMR LLC and its affiliates on April 10, 2015.
(12)	The number of shares beneficially owned includes (a) 2,120,000 shares of common stock and immediately exercisable warrants to purchase 2,120,000 shares of common stock held by Federated Kaufman Fund, a portfolio of Federated Equity Funds, (b) 342,000 shares of common stock and immediately exercisable warrants to purchase 267,000 shares of common stock held by Federated Kaufman Small Cap Fund, a portfolio of Federated Equity Funds and (c) 44,611 shares of common stock and immediately exercisable warrants to purchase 44,611 shares of common stock held by Federated Kaufman Fund II, a portfolio of Federated Insurance Series. The address of Federated Investors is Federated Investors Tower, Pittsburgh, Pennsylvania 15222. This information is based solely on the information reported on the Schedule 13G filed by Federated Investors on April 9, 2015.
(13)	The number of shares beneficially owned includes (a) 1,155,015 shares of common stock and immediately exercisable warrants to purchase 1,155,015 shares of common stock held by Highland Long/Short Healthcare Fund and (b) 60,790 shares of common stock and immediately exercisable warrants to purchase 60,790 shares of common stock held by Highland Capital Healthcare Partners (Master), L.P. The address of Highland Long/Short Healthcare Fund and Highland Capital Healthcare Partners (Master), L.P. is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

(14)	The number of shares beneficially owned includes (a) 695,035 shares of common stock and immediately exercisable warrants to purchase 695,035 shares of common stock held by Perceptive Life Science Master Fund, Ltd. and (b) 115,502 shares of common stock and immediately exercisable warrants to purchase 115,502 shares of common stock held by Titan Perc, Ltd. The address of Perceptive Life Science Master Fund, Ltd. is 499 Park Ave, 25th Floor, New York, NY 10022 and the address of Titan Perc, Ltd. is 750 Washington Blvd, 10th Floor, Stamford, CT 06901.
(15)	The number of shares beneficially owned includes 1,145,043 shares of common stock and immediately exercisable warrants to purchase 607,903 shares of common stock. The address of Cormorant Global Healthcare Master Fund is 100 High Street, Suite 1105, Boston, Massachusetts 02110. This information is based solely on the information reported on the Schedule 13G filed by Cormorant Global Healthcare Master Fund on March 23, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2014 and 2013 the compensation of the Company’s Chief Executive Officer and its two other most highly compensated executive officers at December 31, 2014, which we refer to as our named executive officers.

NAME AND PRINCIPAL POSITION	YEARS	SALARY ($)	BONUS ($)		OPTIONS AWARDS ($)(6)	STOCK AWARDS ($)(7)		ALL OTHER COMPENSATION ($)		TOTAL ($)
Remy Luthringer, PhD	2014	213,761	50,000	(2)	3,320,132	10,542,670	(8)	56,400	(10)	14,182,963
President and Chief Executive Officer	2013	—			—	—		169,200	(11)	169,200

Rogerio Vivaldi, MD	2014	391,766	250,000	(3)	2,547,523	—		642,720	(12)	3,832,009
Chief Executive Officer(1)	2013	70,833			4,216,535	—		—		4,287,368

Geoff Race	2014	210,000	175,000	(4)	1,770,750	—		114,000	(13)	2,269,750
Executive Vice President and Chief Financial Officer	2013	—				232,648	(9)	171,000	(14)	403,648

Frederick Ahlholm, CPA	2014	154,583	75,000	(5)	477,756	—		77,000	(15)	784,339
Vice President and Chief Accounting Officer	2013	—

(1)	Resigned as Chief Executive Officer effective November 30, 2014.
(2)	Includes a bonus of $50,000 paid in connection with the completion of the Company’s initial public offering (“IPO”).
(3)	Includes a bonus of $250,000 paid to Dr. Vivaldi in connection with the completion of the Company’s IPO.
(4)	Includes a bonus of $175,000 paid in connection with the completion of the Company’s IPO.
(5)	Includes a bonus of $75,000 paid in connection with the completion of the Company’s IPO.
(6)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2014 computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.
(7)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock awards granted during 2014 computed in accordance with FASB ASC Topic 718.
(8)	Represents the fair market value of 926,604 shares of common stock issued to Win2felden, a company owned by Dr. Luthringer. These shares became vested on June 30, 2014, at which time the Company recognized stock-based compensation expense.
(9)	Represents the fair market value of 24,516 common shares purchased on December 20, 2013, less the purchase price of $8.58 per share.
(10)	Includes $56,400 in consulting fees paid to Dr. Luthringer prior to his becoming an employee of the Company on May 1, 2014.
(11)	Represents consulting fees paid to Dr. Luthringer during 2013.
(12)	Includes benefits provided under a severance agreement dated November 30, 2014.
(13)	Represents $114,000 in consulting fees paid to Mr. Race prior to his becoming an employee of the Company on May 1, 2014.
(14)	Represents consulting fees paid to Mr. Race during 2013.
(15)	Includes $77,000 in consulting fees paid to Mr. Ahlholm prior to his becoming an employee of the Company on June 2, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END.

The following table shows for the fiscal year ended December 31, 2014, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Rogerio Vivaldi, MD	270,362	—		$9.49	12/19/23
	249,310	—		$6.00	6/29/24

Remy Luthringer, PhD	441,973	—		$6.00	6/29/24
	51,967	155,902	(1)	$6.00	6/29/24

Geoff Race	97,143	—		$6.00	6/29/24
	62,361	187,081	(2)	$6.00	6/29/24

Frederick Ahlholm	—	93,541	(3)	$6.00	6/29/24

(1)	25% of the shares subject to the option became exercisable on November 12, 2014 and the balance of the shares will become exercisable in a series of twelve equal quarterly installments upon Dr. Luthringer’s completion of each quarter of service over the three year period thereafter.
(2)	25% of the shares subject to the option became exercisable on November 12, 2014 and the balance of the shares will become exercisable in a series of twelve equal quarterly installments upon Mr. Race’s completion of each quarter of service over the three year period thereafter.
(3)	25% of the shares subject to the option will become exercisable on June 2, 2015 and the balance of the shares will become exercisable in a series of twelve equal quarterly installments upon Mr. Ahlholm’s completion of each quarter of service over the three year period thereafter.

ARRANGEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

Each of our named executive officers is party to a written employment agreement with us. Before becoming our employees, Dr. Luthringer, Mr. Race and Mr. Ahlholm provided services to us under consulting agreements.

Remy Luthringer, PhD

Through our Swiss subsidiary, Mind-NRG SA, SA, or Mind-NRG, we entered into an employment agreement to employ Dr. Luthringer starting on May 1, 2014. Dr. Luthringer’s principal place of work is in Geneva, Switzerland. Pursuant to the terms of his employment agreement and his subsequent promotion to President and Chief Executive Officer, Dr. Luthringer’s initial annual base salary is $376,000, subject to periodic review and increases at the discretion of the Board or a committee thereof. Dr. Luthringer will also be eligible for an annual bonus of up to 50% of his then-current base salary based on the achievement of performance targets, as determined by the board of directors of Mind-NRG. Dr. Luthringer’s target annual bonus for the 2014 calendar year was CHF 160,000 (or $178,871 based on a June 1, 2014 exchange rate of CHF 0.8945: $1.00).

Pursuant to the terms of his employment agreement, Dr. Luthringer was granted an option to purchase 441,973 shares of common stock at an exercise price equal to $6.00 per share, which is fully vested and exercisable. Dr. Luthringer was also granted an option, or the IPO Option, to purchase 207,869 shares of common stock. The IPO Option, granted on June 30, 2014, has an exercise price equal to $6.00 per share and vests and becomes exercisable as follows: (i) 25% of the shares subject to the IPO Option became exercisable on November 12, 2014 and (ii) the balance of the shares subject to the IPO Option will become exercisable in a series of twelve equal quarterly installments over the 3 year period thereafter, subject to Dr. Luthringer’s service through such vesting dates.

Dr. Luthringer’s employment may be terminated by Mind-NRG or Dr. Luthringer at any time with 6 months’ written notice or immediately for valid reasons under Article 337 of the Swiss Code of Obligations. If

Dr. Luthringer is terminated by Mind-NRG for a reason other than a termination with immediate effect with good cause as set forth in Article 337 of the Swiss Code of Obligations, the number of shares subject to the IPO Option which, but for Dr. Luthringer’s termination, would have vested over the 12 month period measured from the termination date will accelerate and vest effective upon his termination.

Prior to May 1, 2014, Dr. Luthringer provided product development and strategy services to us as a consultant pursuant to a consulting agreement dated January 11, 2011, as amended on September 11, 2011. The consulting agreement provided for payment of $14,100 per month with a target of providing 40 hours of service to us over each two-week period during the term of the agreement.

In connection with his consulting relationship, Dr. Luthringer purchased 821,429 shares of our common stock in April 2012 through a wholly-owned corporation, Wint2felden Holding SA, or Wint2felden. In December 2013, Wint2felden purchased an additional 27,925 shares of our common stock. In addition, Dr. Luthringer, through Wint2felden, purchased 1,112,500 shares of Sonkei Pharmaceuticals, Inc., or Sonkei, common stock in March 2012, all of which were exchanged for 426,176 shares of our common stock in connection with our merger with Sonkei on November 2013, the Sonkei merger. All of shares of our common stock held by Wint2felden were initially subject to non-recourse promissory notes issued to us and are subject to a call option in our favor. We repurchased 348,926 of the shares of common stock from Dr. Luthringer in March 2014 at $13.51 per share in full settlement of the non-recourse promissory notes.

Geoff Race

Through our Swiss subsidiary, Mind-NRG, we entered into an employment agreement to employ Mr. Race starting on May 1, 2014. Mr. Race’s principal place of work is in Cambridge, United Kingdom. Pursuant to the terms of his employment agreement, Mr. Race’s initial annual base salary is $315,000, subject to periodic review and increases at the discretion of the board of directors. Mr. Race will be eligible for an annual bonus of up to 50% of his then-current base salary based upon the achievement of performance targets, as determined by the Board or a committee thereof.

Pursuant to the terms of his employment agreement, Mr. Race was granted an option, the Initial Option, to purchase 97,143 shares of common stock at an exercise price equal to $6.00 per share, which is fully vested and exercisable. Mr. Race was also granted an option, the IPO Option, to purchase 249,442 shares of common stock. The IPO Option, granted on June 30, 2014, has an exercise price equal to $6.00 per share and vests and becomes exercisable as follows: (i) 25% of the shares subject to the IPO Option became exercisable on November 12, 2014, and (ii) the balance of the shares subject to the IPO Option will become exercisable in a series of twelve equal quarterly installments over the 3 year period thereafter, subject to Mr. Race’s service through such vesting dates.

Mr. Race’s employment may be terminated by us or Mr. Race with 6 months’ written notice. Unless Mr. Race terminates his employment, the IPO Option will continue to vest during the 6 month notice period. In lieu of the required notice period, we may terminate Mr. Race’s employment at any time and with immediate effect by providing a payment equal to the amount of base salary and pension contributions that Mr. Race would have received during the foregone notice period. In addition, upon Mr. Race’s termination by us, 25% of the unvested shares subject to the IPO Option will accelerate and vest effective upon such termination, and all vested options will remain exercisable for a period of 12 months following termination (but in no event later than the original expiration date). Notwithstanding the foregoing, Mind-NRG may immediately terminate Mr. Race, and Mr. Race will not be entitled to any payment from Mind-NRG or any ongoing or accelerated vesting or extended exercise period, if he (i) commits any act of gross misconduct; (ii) commits any material or persistent breach of the terms of his employment agreement; (iii) is convicted of any criminal offense (other than a minor traffic offense); (iv) commits any act which constitutes an offense under the U.K. Bribery Act 2010; (v) has a bankruptcy order made against him or enters into a voluntary arrangement with his creditors; or (vi) is disqualified from holding office in the company or any other company under the U.K. Insolvency Act 1986 or the U.K. Company Directors Disqualification Act 1986 or disqualified or disbarred from membership of, or subject to serious disciplinary action by, any professional or other body which undermines the confidence of the board in Mr. Race’s continued employment with our Swiss subsidiary. In addition, if Mr. Race terminates his employment, Mr. Race will not be entitled to any extended exercise period for his vested options.

Prior to May 1, 2014, Mr. Race provided business development and other related services to us as a consultant pursuant to a consulting agreement dated September 1, 2011. The consulting agreement provided for payment of $1,500 per day of services, up to a maximum of $12,000 per month. However, beginning in July 2013, Mr. Race was paid for each day of service to us with no maximum cap. In addition to his consulting relationship with the company, Mr. Race also performed business development and related services for Sonkei as a consultant. Pursuant to his Sonkei consulting agreement, Mr. Race was paid $1,500 per day of services provided to Sonkei, up to a maximum of $3,000 per month.

Pursuant to the terms of his consulting agreement with us, Mr. Race was issued 98,901 shares of our common stock on December 21, 2011. Mr. Race was issued an additional 6,410 and 24,516 shares of our common stock on June 6, 2012 and December 20, 2013, respectively. In addition, Mr. Race was issued 113,520 shares of Sonkei common stock pursuant to his consulting agreement with Sonkei, all of which were exchanged for 43,487 shares of our common stock in connection with the Sonkei merger.

Frederick Ahlholm

We entered into an employment agreement to employ Mr. Ahlholm starting on June 2, 2014. Mr. Ahlholm’s principal place of work is in Waltham, Massachusetts. Pursuant to the terms of his employment agreement, Mr. Ahlholm’s initial annual base salary is $265,000, subject to periodic review and increases at the discretion of our Board. Mr. Ahlholm will be eligible for an annual bonus of up to 30% of his then-current base salary based upon the achievement of performance targets, as determined by the board of directors or a committee thereof. In addition, in connection with the closing of our initial public offering, Mr. Ahlholm was paid a special bonus of $75,000.

Pursuant to the terms of his employment agreement, Mr. Ahlholm was granted an option to purchase 93,541 shares of common stock at an exercise price equal to $6.00 per share, which vests and becomes exercisable as follows: (i) 25% of the shares subject to the option will become exercisable on June 2, 2015, and (ii) the balance of the shares will become exercisable in a series of twelve equal quarterly installments over the 3 year period thereafter, subject to Mr. Ahlholm’s service through such vesting dates.

Mr. Ahlholm’s employment is at will. In the event of a termination of Mr. Ahlholm’s employment by us without cause (and not by reason of Mr. Ahlholm’s disability) or by him for good reason, Mr. Ahlholm will be entitled to receive (i) continuation of his base salary for a period of six months after the effective date of termination, (ii) reimbursement for his COBRA premiums on a grossed-up basis, less the amount active employees pay for health coverage, for a period of six months after termination, (iii) a pro-rata portion of his annual bonus (assuming that the annual bonus payment was equal to 30% of his base salary in effect at the time of termination), and (iv) immediate vesting of any unvested options or other equity awards that are outstanding at the time of termination and which, but for the termination, would have become vested during the six month period following the date of termination. The payments and accelerated vesting described in the preceding sentence are subject to the execution and non-revocation of a release agreement and continued compliance of certain covenants set forth in Mr. Ahlholm’s employment agreement.

Under Mr. Ahlholm’s employment agreement, the terms used above are generally defined as follows:

“Cause” means: (i) conviction of (x) a felony or (y) a misdemeanor involving moral turpitude (other than a minor traffic violation), (ii) committing an act of fraud or embezzlement against the company or its affiliates, (iii) materially breaching his employment agreement and failure to cure such breach within thirty days, (iv) materially violating any written policy of the company and failing to cure such violation within thirty days, (v) materially failing or refusing to substantially perform his duties or to implement directives of the Board consistent with his position and failing to cure such failing or refusal within thirty days, (vi) willfully engaging in conduct or willfully omitting to take any action, resulting in material injury to the company or its affiliates, monetarily or otherwise, or (vii) materially breaching his fiduciary duties as an officer or director of the company; and

“Good Reason” means termination of employment by Mr. Ahlholm after the occurrence of any of the following without his consent: (i) the material diminution in the nature or scope of his responsibilities, duties or authority, (ii) a material reduction in base salary, (iii) a relocation of his principal work location of more than 50 miles, or (iv) a material breach of his employment agreement by the company.

Rogerio Vivaldi, MD

On November 30, 2014, we entered into a separation and release agreement with Dr. Vivaldi. Pursuant to the terms of the separation and release agreement, Dr. Vivaldi resigned from his position as Chief Executive Officer and from the Board, effective as of November 20, 2014. Under the terms of the separation and release agreement, we agreed to pay Dr. Vivaldi $425,000, less standard deductions and withholdings, which represented twelve months of his base salary, payable in installments over twelve months on our ordinary payroll dates beginning on the first regular payday in 2015, and $194,792 less standard deductions and withholdings, which representing the pro-rata portion of his 2014 annual bonus, which we paid in lump sum on the first regular payday in 2015. The separation and release agreement also provided for accelerated vesting of stock options held by Dr. Vivaldi such that 259,836 unvested shares subject to stock options held by Dr. Vivaldi that would have vested during the twelve month period following his separation vested and became exercisable upon his separation. Under the agreement, the post-termination exercise period of vested stock options held by Dr. Vivaldi was extended to twelve months following the date of his last day of employment on November 30, 2014, and Dr. Vivaldi was eligible to receive continuation of health insurance benefits for twelve months. Under the agreement, Dr. Vivaldi released us, our stockholders, affiliates, officers, directors, employees, agents and others from any claims arising prior to November 30, 2014.

Payments Upon a Change in Control

Pursuant to the terms of our Amended and Restated 2013 Equity Incentive Plan, if one or more of the options granted to our named executive officers are not assumed or otherwise continued in effect by the successor corporation in the event of a change in control, such options would automatically accelerate and vest in full immediately prior to the change in control.

Confidentiality and Assignment Agreements

Each of the employment agreements with our named executive officers contains provisions with respect to confidential information and assignment of inventions. Among other things, each agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment or service with us and to assign to us any inventions conceived or developed during the course of employment or service with us.

DIRECTOR COMPENSATION

2014 Director Compensation Table

The following table presents the total compensation for each person other than our chief executive officer who served as a member of our board of directors during 2014. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Marc D. Beer	77,260	644,803	722,063
Jan van Heek	17,500	265,419	282,919
Michele Ollier, M.D.	—	—	—
Francesco de Rubertis, Ph.D.	—	—	—
Nico Vandervelpen, Ph.D.(2)	—	—	—
Lorenzo Pellegrini, Ph.D.(3)	—	—	—
Robert R. Seltzer(4)	—	—	—

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2014 computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by director upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.
(2)	Mr. Vandervelpen joined our board of directors effective August 29, 2014.
(3)	Mr. Pellegrini resigned from our board of directors effective August 29, 2014.
(4)	Mr. Seltzer resigned from our board of directors effective April 24, 2014.

As of December 31, 2014, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors was:

Name	Stock Options
Marc D. Beer	207,869
Jan van Heek	51,967
Michele Ollier, M.D.	—
Francesco de Rubertis, Ph.D.	—
Nico Vandervelpen, Ph.D.	—
Lorenzo Pellegrini, Ph.D.	—
Robert R. Seltzer	—

In 2014, we did not maintain any standard fee arrangements for the non-employee members of our Board for their service as directors. We are, however, party to the compensatory agreements set forth below with certain of our directors.

Letter Agreement with Marc D. Beer

On October 16, 2013, we entered into a letter agreement offering Mr. Beer appointment to the Board as chairman. Mr. Beer’s appointment to the Board became effective on December 20, 2013. Pursuant to the letter agreement, Mr. Beer is entitled to compensation for service as a board member in the amount of $75,000 per year, to be paid on a quarterly basis commencing in 2014.

Pursuant to his letter agreement, Mr. Beer was also granted an option to purchase 80,356 shares of common stock on December 20, 2013, the date of his appointment to the Board. 25% of the shares subject to the option vested and became exercisable upon the closing of our initial public offering, and the remaining 75% of the shares subject to the option vest and become exercisable in a series of 36 equal monthly installments through December 20, 2016, subject to Mr. Beer’s continued service with us on each applicable vesting date. Pursuant to his letter agreement, Mr. Beer was also granted an additional option to purchase 127,513 shares of common stock on June 30, 2014. The additional option has an exercise price equal to $6.00 per share and vests and becomes exercisable in a series of 36 equal monthly installments measured from December 20, 2013 through December 20, 2016, subject to Mr. Beer’s continued service with us on each applicable vesting date. The letter agreement further provides that all option grants that have been or may be made to Mr. Beer as a non-employee director will vest in full in the event of a change in control.

Letter Agreement with Jan van Heek

On December 11, 2013, we entered into a letter agreement offering Mr. van Heek appointment to the Board. Pursuant to the letter agreement, Mr. van Heek is entitled to an annual retainer for his service as a member of the Board and chairman of the Audit Committee in the amounts of $25,000 and $10,000 per year, respectively, to be paid on a quarterly basis.

Pursuant to his letter agreement, Mr. van Heek was granted an option to purchase 51,967 shares of our common stock on June 30, 2014. The option has an exercise price equal to $6.00 per share. The option vests and becomes exercisable in a series of 48 equal monthly installments measured from July 3, 2014, subject to Mr. van Heek’s continued service with us on each such vesting date. The letter agreement further provides that all option grants that have been or may be made to Mr. van Heek as a non-employee director will vest in full in the event of a change in control.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our audit committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

All of the transactions described below under “Certain Related-Person Transactions” entered into after December 2, 2014 were approved by the Audit Committee in accordance with our related person transaction policy adopted on that date. All of the transactions described below under “Certain Related-Person Transactions” entered into prior to December 2, 2014 were approved by the Board considering similar factors to those described above.

CERTAIN RELATED-PERSON TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Executive Compensation” and “Director Compensation” in this proxy statement and the transactions set forth below, since January 1, 2013, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds the lesser of (i) $120,000 or (ii) 1% of the average of our total assets at year end for fiscal years 2013 and 2014, and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. We believe the transactions set forth below were executed on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Acquisition of Mind-NRG

On February 11, 2014, we entered into a share purchase agreement with Mind-NRG and the shareholders of Mind-NRG pursuant to which, among other things, we acquired all of the capital stock of Mind-NRG from the Mind-NRG shareholders and Mind-NRG became our wholly-owned subsidiary. As consideration for all of the capital stock of Mind-NRG, we issued 1,481,583 shares of common stock to the Mind-NRG shareholders, 10% of which, or the holdback shares, were held back from the consideration at closing to provide for the satisfaction of indemnification claims. The holdback shares were released, twelve months after the closing of the Mind-NRG acquisition. An additional 25% of the shares issued to each of the stockholders of Mind-NRG, including some of the Index Venture Funds, one of our principal investors, were subject to a proxy agreement granting voting rights to Care Capital, such that the voting rights of Care Capital and Index Ventures shall remain equal following the Mind-NRG acquisition and the release of the holdback shares. The proxy agreement terminated at the closing of our initial public offering in July 2014. As a condition to the closing of the Mind-NRG acquisition, Mind-NRG was required to have a minimum net working capital of $1.4 million as of the closing date, provided, however, certain Mind-NRG shareholders, including an affiliate of Index Ventures, provided Mind-NRG with a loan agreement, under which Mind-NRG could borrow up to $600 thousand to offset any difference between the actual net working capital at closing and the minimum net working capital of $1.4 million, with at least $250 thousand available as of closing, $250 thousand available as of February 28, 2014 and the remainder available within 10 days upon written demand. On April 30, 2014, Mind-NRG repaid all outstanding borrowings and we entered into a loan agreement, the April Bridge Loan, with certain Mind-NRG shareholders under these same terms pursuant to which we borrowed $0.6 million. The balance on the April Bridge Loan was paid off following the closing of our initial public offering.

Dr. Luthringer and Michèle Ollier were directors of Mind-NRG immediately prior to our acquisition of Mind-NRG.

May Bridge Loan

On May 19, 2014, we entered into a loan agreement with Index Ventures V (Jersey), L.P., Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P., Index Ventures IV (Jersey), L.P., Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P., Index Ventures III (Delaware), L.P., Index Ventures III (Jersey), L.P., Index Ventures III Parallel Entrepreneur Fund (Jersey), L.P., Yucca (Jersey), SLP, Limburgse Reconversiemaatschappij NV, KMOFIN 2 NV, Care Capital Investments III LP, and Care Capital Offshore Investments III LP, each of which are or are affiliates of certain of our stockholders, under which we could borrow up to $1.0 million. The balance of the May Bridge Loan was paid off following the closing of our initial public offering.

Mind-NRG Investment

We entered into a common stock purchase agreement with certain former shareholders of Mind-NRG, including one of the Index Venture Funds, dated as of February 11, 2014, pursuant to which, among other things, they agreed to purchase from us up to $4.0 million of our common stock in a private placement at a price equal to $6.00 per share. This investment was consummated simultaneously with the closing of our initial public offering.

JJDC Investment

We entered into a common stock purchase agreement with Johnson & Johnson Development Corporation, JJDC, an affiliate of Janssen, dated as of February 12, 2014, pursuant to which, among other things, JJDC agreed to purchase from us up to $26.0 million of our common stock in a private placement concurrent with the closing of our initial public offering at a price equal to $6.00 per share. This investment was consummated simultaneously with the closing of our initial public offering.

Participation in our Initial Public Offering

Certain of our directors, named executive officers and existing stockholders, including Rogerio Vivaldi, Jan van Heek, Geoff Race, Frederick Ahlholm, Index Ventures and Care Capital purchased an aggregate of 2,113,333 shares of our common stock in our initial public offering at the initial public offering price of $6.00 per share. The number of shares purchased by each of these directors, named executive officers and existing stockholders, as applicable, is set forth below.

NAME	SHARES PURCHASED
Rogerio Vivaldi	41,667
Jan van Heek	3,333
Geoff Race	33,333
Frederick Ahlholm	10,000
Entities affiliated with Care Capital	737,500
Entities affiliated with Index Ventures	1,287,500
Total	2,113,333

Conversion of Convertible Notes

In November 2013, we sold convertible promissory notes, or the Issued Notes, in an aggregate principal amount of $1.3 million to entities affiliated with Care Capital and Index Ventures. Each note had a stated interest rate of 8% per annum and was payable by us on June 30, 2014. We did not paid any accrued interest on the Issued Notes. In November 2013, prior to our merger with Sonkei, Sonkei issued convertible promissory notes, or the Assumed Notes, in an aggregate principal amount of €519 thousand (or $702 thousand, as converted) to its stockholders, including entities affiliated with Care Capital and Index Ventures, which Assumed Notes we assumed at the time of our merger with Sonkei. Each note also had a stated interest rate of 8% per annum and was payable on June 30, 2014. Neither we, nor Sonkei prior to our merger with them, paid any accrued interest on the Assumed Notes. Upon completion of our initial public offering, the outstanding principal balance of the Issued Notes and the Assumed Notes and accrued but unpaid interest thereon was converted into the common stock sold in the initial public offering at a conversion price equal to $6.00 per share.

The following table sets forth the loan amounts provided by our directors, executive officers and principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders in the November 2013 issuance.

NAME	ISSUED NOTE AMOUNT		ASSUMED NOTE AMOUNT
Entities affiliated with Care Capital	$650,000	(1)	€259,259.25
			(or $351 thousand, as converted)(3)
Entities affiliated with Index Ventures	$650,000	(2)	€259,259.25
			(or $351 thousand, as converted)(4)

(1)	Consists of Issued Notes in an aggregate principal amount of (a) $639 thousand provided by Care Capital Investments III LP and (b) $11 thousand provided by Care Capital Offshore Investments III LP.
(2)

Consists of Issued Notes in an aggregate principal amount of (a) $210 thousand provided by Index Ventures III (Jersey), L.P., (b) $427 thousand provided by Index Ventures III (Delaware), L.P., (c) $8 thousand provided by Index Ventures III Parallel Entrepreneur Fund (Jersey), L.P., and (d) $5 thousand provided by Yucca (Jersey) SLP.

(3)	Consists of Assumed Notes in an aggregate principal amount of (a) €255 thousand (or $345 thousand, as converted) provided by Care Capital Investments III LP and (b) €4 thousand (or $6 thousand, as converted) provided by Care Capital Offshore Investments III LP.
(4)	Consists of Assumed Notes in an aggregate principal amount of (a) €235 thousand (or $318 thousand, as converted) provided by Index Ventures IV (Jersey), L.P., (b) €22 thousand (or $30 thousand, as converted) provided by Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P., and (c) €2 thousand (or $3 thousand, as converted) provided by Yucca (Jersey) SLP.

Nonrecourse Notes with Dr. Luthringer

In December 2013, we issued 27,925 shares of common stock to Wint2felden Holding SA, or Wint2felden, a company owned by Dr. Luthringer, in exchange for a non-recourse note payable of $98 thousand (approximately $3.50 per share). The note was payable in a single installment on May 31, 2014, bore interest at a rate of 0.19% per annum and was secured solely by the underlying common stock.

In March 2014, we repurchased 348,926 shares of common stock from Wint2felden at $13.51 per share in full settlement of the nonrecourse notes issued to us by Wint2felden.

Payments for Services and Expense Reimbursement

Representatives of Care Capital historically provided accounting services to Sonkei for $5,000 monthly and Minerva for $5,000 thousand monthly prior to our merger with Sonkei and Sonkei paid $5,000 thousand monthly to Care Capital LLC, an affiliate of Care Capital, in connection with services provided to them. For the year ended December 31, 2014, these reimbursements were $35,000.

Private Placement

On March 13, 2015, we entered into a securities purchase agreement with certain accredited investors, pursuant to which we, in a private placement, agreed to issue and sell to the investors an aggregate of 6,281,661 shares of our common stock at a price per share of $4.81 and warrants to purchase up to an aggregate of 6,281,661 shares of our common stock at a purchase price of $0.125 per share of common stock subject to the warrant, with an initial exercise price of $5.772 per share, for gross proceeds of approximately $31 million. Funds affiliated with Index Ventures purchased a total of 202,634 shares of common stock and warrants to purchase 202,634 shares of common stock in the private placement, for a total purchase price of approximately $1 million. JJDC purchased a total of 607,903 shares of common stock and warrants to purchase 607,903 shares of common stock in the private placement, for a total purchase price of approximately $3 million.

In connection with the private placement, we also entered into a registration rights agreement with the investors, dated March 13, 2015, including funds affiliated with Index Ventures and JJDC. Pursuant to the terms of the registration rights agreement, we are obligated to prepare and file with the SEC, on or prior to May 2, 2015, a registration statement to register for resale the shares of common stock sold in the private placement and the shares of common stock issuable upon exercise of the warrants sold in the private placement.

Arrangement with V-Watch SA

We have budgeted approximately $180,000 to license a device for monitoring sleep from V-Watch SA, or V-Watch, for use in certain of our clinical trials. Dr. Luthringer is the chairman of the board of directors of V-Watch and funds affiliated with Index Ventures hold greater than 10% of the outstanding capital stock of V-Watch. Dr. Luthringer does not receive compensation from V-Watch and will not receive any consideration as a result of our payments to V-Watch in connection with our clinical trials, nor will funds affiliated with Index Ventures.

Stock Option Awards

For more information regarding stock option awards granted to our named executive officers and directors, see the sections entitled “Executive Compensation — Outstanding Equity Awards at Fiscal Year End” and “Director Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Registration Rights

Funds affiliated with Care Capital and Index Ventures are party to investor rights agreements providing for rights to register under the Securities Act certain shares of our capital stock after the expiration of the 180-day period following the completion of our initial public offering (as may be extended under certain circumstances).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2014.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, stock appreciation rights, stock awards and restricted stock units (a)	Weighted- average exercise price of outstanding options, stock appreciation rights, stock awards and restricted stock units	Number of securities remaining available for issuance under equity compensation plans(1) (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,076,558	$6.64	1,467,196
Equity compensation plans not approved by security holders	—	—	—

Total	2,076,558	$6.64	1,467,196

(1)	The number of shares reserved for issuance under the Company’s Amended and Restated 2013 Equity Incentive Plan, or the 2013 EIP, will automatically increase on January 1 of each year, for a period of ten years, beginning on January 1, 2015 and continuing through and including January 1, 2024, by the lesser of 4.00% of the total number of shares of common stock outstanding on the immediately preceding December 31, or 750,000 shares. Pursuant to the terms of the 2013 EIP, an additional 737,579 shares of common stock were added to the number of shares reserved for issuance under the 2013 EIP, effective January 1, 2015.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Minerva Neurosciences, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Minerva Neurosciences, Inc. to the attention of our Corporate Secretary, 1601 Trapelo Road, Suite 284, Waltham, MA 02451, or contact our Corporate Secretary at (617) 600-7373. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Mark S. Levine
Secretary

April 30, 2015

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Corporate Secretary, Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 284, Waltham, MA 02451.

VOTE BY INTERNET - www.proxyvote.com
MINERVA NEUROSCIENCES, INC. 1601 TRAPELO ROAD, SUITE 284 WALTHAM, MA 02451

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY Of FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M92189-P65162             KEEP THIS PORTION FOR YOUR  RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.              DETACH AND RETURN THIS PORTION ONLY

MINERVA NEUROSCIENCES, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except
1. Election of Directors
Nominees:		☐	☐	☐
01) Dr. Michèle Ollier
02) Mr. Nico Vandervelpen
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M92190-P65162

MINERVA NEUROSCIENCES, INC.

Annual Meeting of Stockholders

June 17, 2015 8:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Remy Luthringer and Geoff Race, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MINERVA NEUROSCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, EDT on June 17, 2015, at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116-3736, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side